EXHIBIT 3.3

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

UEP HOLDINGS, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of UEP HOLDINGS, LLC, a Delaware limited liability company (the “Company”), is entered into as of November 10, 2014 (the “Effective Date”), and shall be effective as of the Effective Date, by and among (a) the Company and (b) each other signatory hereto on the Effective Date, and such other Persons as may become parties to this Agreement and be admitted as Members in accordance with the provisions hereof from time to time (each, a “Member” and, collectively, the “Members”). Capitalized terms used in this Agreement are defined herein as set forth or as cross-referenced in Article I below.

RECITALS

WHEREAS, the Certificate of Formation of the Company was filed with the Secretary of State on November 5, 2014;

WHEREAS, the Initial Common Member has been the sole member of the Company pursuant to the Limited Liability Company Agreement of UEP Holdings, LLC (the “Original Agreement”);

WHEREAS, the parties hereto desire to amend and restate the Original Agreement (which is superseded in is entirety by this Agreement and has no further force and effect) to admit each of the Preferred Members as a member of the Company, provide, among other things, for the management and operation of the business and affairs of the Company and to set forth the rights, preferences, privileges, agreements and obligations of the parties hereto in respect thereof, in connection with (a) the issuance of Ordinary Common Units of the Company to the Initial Common Member in consideration of the contribution to the Company by the Initial Common Member of certain assets of the Initial Common Member, subject to certain liabilities of the Initial Common Member, and (b) thereafter, the issuance of Preferred Units of the Company to the Preferred Members in consideration of the contribution to the Company by the Preferred Members of, in the aggregate, all of the membership interests in UEP;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Original Agreement in its entirety as follows:

Article I
Defined Terms

1.1            Defined Terms. The following capitalized terms shall have the meanings specified in this Section 1.1. Other terms are defined in the text of this Agreement and those terms shall have the meanings respectively ascribed to them.

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“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year or other relevant period, after (i) crediting to such Capital Account any amounts that such Member is obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations (or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations) and (ii) debiting to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations. This definition is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and be interpreted consistently with such intent.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity interests, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, none of the Members or their Affiliates, solely by virtue of being Members of the Company, shall be considered Affiliates of any other Members or such other Members’ Affiliates or Affiliates of the Company or any of its Subsidiaries.

“Agreement” means this Limited Liability Company Agreement of the Company, including the Schedules and Exhibits attached hereto, as the same may be amended, supplemented, modified and/or restated from time to time in accordance with the terms hereof.

“Assumed Tax Rate” means forty-five percent (45%) or such higher rate as the Board determines from time to time to be the maximum net aggregate tax rate applicable to any Member (or, in the event that any Member is a flow-through entity for income tax purposes, the beneficial owners of such Member).

“Bankruptcy” means, with respect to any Person, such Person: (a) is adjudicated insolvent or admits in writing its inability generally to pay its debts as they become due; (b) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (c) institutes or has instituted against it (voluntarily or involuntarily), or consents or acquiesces to, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency Law or other similar Law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; or (d) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee custodian or other similar official for it or for all or substantially all its assets.

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“Board” means the Board of Managers of the Company.

“Capital Account” means the account maintained by the Company with respect to a Member in accordance with Section 4.5.

“Capital Contribution” means any contribution of cash or other assets to the Company by a Member.

“Certificate of Formation” means the certificate of formation of the Company as in effect on the Effective Date, as the same may be amended and/or restated from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding Law.

“Common Member” means a Member holding any Common Units.

“Common Units” means, collectively, Ordinary Common Units and other Common Units (to the extent, if any, hereafter designated and issued); and “Common Unit” means, individually, any Ordinary Common Unit or other Common Unit (if any), as applicable.

“Company Property” or “Company Properties” means all interests in property, whether real or personal, tangible or intangible, and rights of any type owned therein or held by the Company or any Subsidiary.

“Convertible Securities” means (i) evidences of indebtedness, stock (including preferred stock) or other securities (including options and warrants) that are directly or indirectly convertible, exercisable or exchangeable, with or without payment of additional consideration in cash or property, for any class of Units, either immediately or upon the onset of a specified date or the happening of a specified event; or (ii) stock/unit appreciation rights, phantom stock/unit rights or other rights with equity features (if any) in respect of the Company.

“Covered Person” means, as of any time of determination: (a) a then-current or former member, stockholder, partner, manager or director of the Company or any Subsidiary; (b) an Affiliate of a then-current or former member, stockholder, partner or director of the Company or any Subsidiary; (c) any then-current or former officer, manager, director, member, stockholder, partner, employee, advisor, representative or agent of a current or former Member or any of their respective Affiliates or of the Company or any Subsidiary; or (d) any then-current or former officer or employee of the Company or any Subsidiary, in each case including any such Person that previously served or was in such capacity with the Initial Common Member.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means (other than as otherwise set forth in Section 13.1(a)), with respect to any asset as of any given date of determination, the fair market value thereof as determined in good faith by the Board.

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“Family Member” means, with respect to a Member who is a natural Person, such Member’s spouse, children, grandchildren or parents, such Member’s siblings or the children or grandchildren of such siblings, any trust established for the benefit of such individuals (or such Member), and any family limited partnership or similar entity the equity interests in which are beneficially owned exclusively by such individuals (or such Member) or such trusts.

“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31, or such other period as may be required by the Code or the Regulations.

“GAAP” means generally accepted accounting principles in the United States.

“Initial Common Member” means Invisa, Inc.

“Interests” means a Member’s interests in the Company as represented by the ownership of Units in accordance with the terms of this Agreement.

“Invisa Contribution Agreement” means the Asset Contribution Agreement by and between the Company and the Initial Common Member, dated as of the Effective Date, as the same may hereafter be modified, amended, and/or amended and restated, as the case may be, from time to time.

“Involuntary Transfer” means any Transfer, proceeding or action by or in which a Member shall be deprived or divested of any right, title or interest in or to any of the Units or Interests resulting from (a) any seizure under levy of attachment or execution, (b) any Bankruptcy, (c) any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property or (d) any Transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action.

“Involuntary Transferee” means any Transferee of Units or Interests pursuant to an Involuntary Transfer.

“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality or other political subdivision thereof.

“Majority Vote” means, (a) with respect to actions to be approved or determined by the Board, the affirmative vote or approval of Managers constituting at least a majority of the Managers then serving on the Board, which majority includes the affirmative vote of at least one (1) Preferred Manager to the extent provided in Section 7.8 , and (b) with respect to actions to be approved or determined by the Members (or a group thereof), the affirmative vote or approval of one or more Members holding at least a majority of the then - outstanding Ordinary Common Units (or at least a majority of the then - outstanding Ordinary Common Units held by the Members in the group), or, in the case of any actions to be approved or determined by holders of Preferred Units or any series of Preferred Units, at least a majority of the then-outstanding Preferred Units or applicable series of the Preferred Units.

“Manager” means an individual serving as a member of the Board.

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“Material Obligation” means, with respect to any given Person, any material representation or warranty that such Person made, or material obligation that such Person owes, to the Company or any of its Affiliates or to another Member or its Affiliates under this Agreement or any other written agreement.

“Member Nonrecourse Debt” means any nonrecourse (for purposes of Section 1.1001-2 of the Regulations) liability (or portion thereof) of the Company for which one or more Members or related Persons bears the economic risk of loss, as determined under Sections 1.704-2(b)(4) and 1.752-2 of the Regulations.

“Member Nonrecourse Debt Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” under Section 1.704-2(i)(2) and 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” has the meaning ascribed to “partner nonrecourse deductions” in Section 1.704-2(i)(2) of the Regulations.

“Minimum Gain” means the amount determined by computing, with respect to each Nonrecourse Liability of the Company, the amount of book gain, if any, that would be realized by the Company if it disposed of the property securing such liability in full satisfaction thereof, determined in accordance with Section 1.704-2(d) of the Regulations.

“Net Income and Net Loss” means the net taxable income or net taxable loss of the Company, respectively, as determined for federal income tax purposes, for each Fiscal Year of the Company, including each item of Company income, gain, loss or deduction, taking into account the following adjustments, and any other adjustments necessary in order to comply with Section 1.704-1(b)(2)(iv) of the Regulations: (a) any income that is exempt from federal income tax and not otherwise taken into account shall be added to such taxable income or loss; (b) any expenditure that is not deductible in computing federal taxable income and not properly chargeable to capital accounts and not otherwise taken into account shall be subtracted from such taxable income or loss; (c) any adjustments to the “book values” of Company Property pursuant to Section 1.704-1(b)(2)(iv) shall be treated as an item of gain or loss; and (d) other than for federal income tax purposes, depreciation with respect to, and gain or loss from the disposition of, Company Property shall be computed by reference to the adjusted “book values” of the Company Property, rather than their adjusted tax bases.

“New Interests” means any Interests in the Company (if any) issued after the Effective Date, including additional Units, options, or warrants to acquire Interests, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for Interests; provided, however, that New Interests shall not include Interests that are offered or issued: (a) to employees, managers, directors, officers, consultants or independent contractors of the Company or any Subsidiary to the extent approved by the Board in accordance with any equity incentive plan or similar plan of the Company (if any) and this Agreement; (b) to third-party lenders or other third-party institutional investors in any arm’s-length transaction providing debt financing for the Company or any Subsidiary approved by the Board in accordance with this Agreement; (c) in connection with the conversion, exercise or exchange of securities or rights convertible into, or exercisable or exchangeable for, Units, including options and warrants, in each case, to the extent such securities or rights are approved in accordance with this Agreement (including, without limitation, any Convertible Securities); (d) to any third party seller in connection with a bona fide business acquisition by the Company or any Subsidiary, whether by merger, consolidation, purchase of assets, exchange of stock, or otherwise, in each case, approved in accordance with this Agreement; or (e) in connection with a dividend, split, combination or subdivision of Units, in each case approved in accordance with this Agreement.

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“Nonrecourse Deductions” has the meaning ascribed to “nonrecourse deductions” in Section 1.704-2(b) of the Regulations.

“Nonrecourse Liability” means a liability (or that portion of a liability) with respect to which no Member or related person bears the economic risk of loss, as determined under Sections 1.752-2 and 1.704-2(b)(3) of the Regulations.

“Ordinary Common Units” means the common units of the Company designated as “Ordinary Common Units” representing an Interest in the Company having the rights, preferences and privileges applicable to holders of Ordinary Common Units hereunder.

“Ordinary Course of Business” means the ordinary course of business of the Company or its predecessors (including Invisa, Inc.) consistent with past custom and practice (including with respect to such matters as quantity and frequency).

“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

“Preferred Member” means a Member holding any Preferred Units.

“Preferred Return” means the Series A Preferred Return and the Series B Preferred Return.

“Preferred Units” means the Series A Preferred Units and the Series B Preferred Units.

“Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Sale of the Company” means the first to occur of any of the following: (a) the merger, reorganization, combination or consolidation of the Company into or with, or any other acquisition of the Company by, a Third Party, in any case which involves a change of control of the Company or the direct or indirect Transfer by the Members, collectively, of at least sixty percent (60%) of the then - outstanding Interests held by Common Members or of the then-outstanding Interests in the aggregate, or (b) the sale, transfer, lease or license, whether in a single transaction or pursuant to a series of related transactions, of Company Property or businesses constituting all or substantially all of the Company Property or businesses of the Company and its Subsidiaries, taken as a whole , or (c) any transaction or series of related transactions substantially similar in purpose or effect to those described in (a) and (b) above.

“Secretary of State” means the Secretary of State of the State of Delaware.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Member” means a Member holding Series A Preferred Units.

“Series A Preferred Return” means, with respect to each Series A Preferred Unit, an amount per annum equal to five percent (5.00%) of the Issue Price of such Series A Preferred Unit (which amount shall not be compounded whether or not timely paid in accordance with this Agreement).

“Series A Preferred Units” means the preferred units of the Company designated as “Series A Preferred Units” representing an Interest in the Company having the rights, preferences and privileges applicable to holders of Series A Preferred Units hereunder. The Issue Price for each Series A Preferred Unit shall be $100 per Series A Preferred Unit unless otherwise determined by the Board in connection with the issuance of Series A Preferred Units after the Effective Date with respect to such Series A Preferred Units.

“Series B Preferred Member” means a Member holding Series B Preferred Units.

“Series B Preferred Return” means, with respect to each Series B Preferred Unit, an amount per annum equal to five and one half percent (5.50%) of the Issue Price of such Series B Preferred Unit, increasing by one half percent (0.50%) on the first anniversary of the Effective Date and by an additional one half percent (0.50%) on each successive anniversary of the Effective Date thereafter, up to a maximum of eight percent (8.00%) on the fifth anniversary of the Effective Date (which amount shall not be compounded whether or not timely paid in accordance with this Agreement).

“Series B Preferred Units” means the preferred units of the Company designated as “Series B Preferred Units” representing an Interest in the Company having the rights, preferences and privileges applicable to holders of Series B Preferred Units hereunder. The Issue Price for each Series B Preferred Unit shall be $100 per Series B Preferred Unit unless otherwise determined by the Board in connection with the issuance of Series B Preferred Units after the Effective Date with respect to such Series B Preferred Units.

“Subsidiary” means (a) any corporation, partnership, limited liability company or other entity a majority of the capital stock or other equity interests of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect Subsidiary of the Company, (b) a partnership in which the Company or any direct or indirect Subsidiary is a general partner or (c) a limited liability company in which the Company or any direct or indirect Subsidiary is a managing member or manager.

“Third Party” means a Person that is not, immediately prior to the consummation of an action or transaction involving such Person, an Affiliate of the Company or any of its Members.

“Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, pledge, assignment, attachment, or any other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest or any lien or encumbrance) and, when used as a verb, voluntarily (whether in fulfillment of contractual obligation or otherwise) to directly or indirectly sell, dispose, hypothecate, mortgage, gift, pledge, assign, attach, or otherwise transfer (including by creating any derivative or synthetic interest, any lien or encumbrance) or any other similar participation or interest, in any case, whether by operation of Law or otherwise.

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“UEP Contribution Agreement” means the Equity Contribution Agreement by and among the Company and the Preferred Members, dated as of the Effective Date, as the same may hereafter be modified, amended, and/or amended and restated, as the case may be, from time to time.

“Unit” means a Preferred Unit, an Ordinary Common Unit, any other Common Unit (if any) or a Unit of any other type, class or series of Interests authorized by the Board pursuant to the terms of this Agreement.

“Unpaid Preferred Return” means, as of any given date of determination with respect to a Preferred Unit, the aggregate amount of the Preferred Return accrued on Capital Contributions made in respect of such Preferred Unit, less an amount equal to the cumulative distributions made by the Company in respect of such Preferred Unit as of such date pursuant to Section 5.10(c)(i) or (ii) (after giving effect to Section 5.10(b)(iv) to the extent of amounts distributed pursuant to Section 5.10(b) in respect of Preferred Units), provided that, for purposes of this definition, notwithstanding anything to the contrary contained in this Agreement, the Unpaid Preferred Return in respect of a Preferred Unit may never be less than Zero Dollars ($0).

“Unpaid Series A Preferred Return” means, as of any given date of determination with respect to a Series A Preferred Unit, the Unpaid Preferred Return with respect to such Series A Preferred Unit.

“Unpaid Series B Preferred Return” means, as of any given date of determination with respect to a Series B Preferred Unit, the Unpaid Preferred Return with respect to such Series B Preferred Unit.

“Unreturned Amount” means, as of any given date of determination with respect to any Preferred Unit, the amount of the Issue Price of such Preferred Unit, less an amount equal to the cumulative distributions (if any) made by the Company in respect of such Preferred Unit as of such date as a redemption or return of capital (but not, for the avoidance of doubt, any distributions of Preferred Return pursuant to Section 5.10(b) or Section 5.10(c)(i) or (ii), provided that, for the purposes of this definition, notwithstanding anything to the contrary contained in this Agreement, the Unreturned Amount in respect of a Preferred Unit may never be less than Zero Dollars ($0).

1.2            Terms Defined Elsewhere. The following terms are defined as set forth below:

Defined Term	Section

Additional Member	8.5(a)
Additional Subscription Amount	3.4(c)

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Defined Term	Section

Applicable Taxes	5.10(b)(i)
Board Right Termination Date	7.2(a)
Common Managers	7.2(a)
Company	Preamble
Confidential Information	13.1(b)
Disclosing Person	13.1(a)
Effective Date	Preamble
ERISA	9.3(b)(iii)
Exempt Transfer	9.1(a)
Final Determination	13.7
Financing Agreements	13.1(d)
Indemnifiable Losses	6.1(d)
Initial Capital Contribution	4.1(a)
Instrument of Adherence	9.4
Member (or Members)	Preamble
Notice	13.3
Obligee	13.7
Obligor	13.7
Original Agreement	Recitals
Preferred Managers	7.2(a)
Protected Person	13.1(a)(i)
Representatives	13.1(a)
Rule 144	8.3(e)
ROFR Notice	9.6(b)
ROFR Price	9.6(b)
ROFR Purchaser	9.6(b)
ROFR Selling Member	9.6(a)
ROFR Units	9.6(b)
Sale Transaction	9.8
Selling Member	9.6(a)
Survival Provisions	13.16
Tax Audit	11.5(e)
Tax Distribution	5.10(b)(iii)
Tax Matters Person	11.5(c)
UEP	4.1(b)
Unpaid Indemnity Amount	13.7

Article II
Formation and Name; Office; Purpose; Term

2.1            Formation and Continuation. The Company originally formed by the filing of the Certificate of Formation on November 5, 2014 by an “authorized person,” as such term is used in the Act. Pursuant to the provisions of the Act and this Agreement, the Members hereby ratify the filing of the Certificate of Formation, and enter into this Agreement to set forth the rights and obligations of the parties hereto and certain other matters related thereto. Except as otherwise expressly provided in this Agreement to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act.

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2.2            Name of the Company. The name of the Company shall be “UEP Holdings, LLC”. The Company may do business under that name and under any other name or names which the Board may select from time to time.

2.3            Purpose. The purpose of the Company shall be (i) to acquire and operate certain of the business and assets previously operated by the Initial Common Member prior to November 5, 2014, and (ii) to engage in any other business or activity in which a limited liability company organized under the Laws of the State of Delaware may lawfully engage, and the Company shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

2.4            Term. The term of the Company as a limited liability company began upon the acceptance of the Certificate of Formation by the Secretary of State as of November 5, 2014, and shall continue in existence until terminated pursuant to Section 10.5.

2.5            Registered Office; Principal Place of Business; Registered Agent. The registered office of the Company is as set forth in the Certificate of Formation or at any other place within the State of Delaware that the Board selects. The principal office and principal place of business of the Company shall be located at 1800 2nd Street, Suite 965, Sarasota, Florida 34236, or at such place that the Board selects. The name and address of the Company’s registered agent in the State of Delaware is as set forth in the Certificate of Formation.

2.6            Operation of the Company as a Separate Enterprise. The Company shall, consistent with the terms of this Agreement, conduct its business and operations separate and apart from that of any other Person, including any of the Members and any Affiliates of any of the Members, including by: (a) not allowing funds or other assets of the Company to be commingled with the funds or other assets of, owned by or registered in the name of, any other Person; (b) maintaining books, bank accounts and financial records of the Company separate from those of any other Person; (c) observing customary formalities, including maintaining current records of Company affairs, minutes of meetings of the Board and the Members and of other Board actions as appropriate, and written consents of the Board and the Members; (d) acting on behalf of the Company pursuant to, and in accordance with, this Agreement; and (e) causing the Company to conduct its dealings with third parties in its own name and in all respects hold itself out as a separate and independent legal entity.

Article III
Units

3.1            Types, Classes and Series of Units.

(a)             Subject to the provisions of this Agreement, the Company is authorized to issue the following Units as of the Effective Date: 20,000,000 Series A Preferred Units, 15,000,000 Series B Preferred Units, and 24,000 Ordinary Common Units, each with such rights, preferences and obligations as set forth in this Agreement. The name, address, number and type of Units of each Member shall be as set forth on Schedule A attached hereto, which may be updated from time to time by the Board, without further action by the Members, to reflect changes in the information thereon that occur pursuant to this Agreement and that otherwise are not in violation of the terms of this Agreement or the Act.

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(b)          Notwithstanding anything contained herein or in any document, agreement or instrument to the contrary, no Member shall be entitled to any information concerning any other Member, including the number of Units held by such Member, the Capital Account of such Member or other information concerning such Member; provided, however, that the foregoing shall not prohibit any Member from receiving on a confidential basis such information for a purpose that is reasonably related to such Person’s interest in the Company to the extent, if any, required by non-waivable provisions of applicable Law.

(c)             Without in any way limiting any approval or limitation required or set forth in this Agreement, in the event of an equity split, recapitalization, reorganization, merger, consolidation, combination, exchange of all or any type or class of Units or other equity interests, liquidation, spin-off, or other change in organizational structure affecting the Units (including any conversion of the Company to a corporation), the number and type or class of Units and any fixed price stipulated herein associated with Units shall be appropriately adjusted to the extent necessary to preserve the economic intent of this Agreement as determined by the Board.

3.2            Creation of Additional Types or Classes of Units; Issuances of Additional Units.

(a)             Subject to compliance with Section 8.7, if applicable, the Board is authorized to from time to time (i) create additional types, classes or series of Units (including Units of any type, class or series which may be issued to employees, managers, directors, officers, consultants or independent contractors of the Company or any Subsidiary, in each case for such purchase price (if any), subject to such vesting, forfeiture, restriction on transfer, and other provisions (if any), and on such other terms and conditions, as the Board may determine), (ii) issue additional Units and/or increase the number of authorized Units of any type, class or series, (iii) subdivide the Units of any class into one or more series, (iv) fix the designations, powers, preferences and rights of the Units of each such type, class or series and any qualifications, limitations or restrictions thereof, and (v) amend this Agreement to reflect any of the foregoing actions and the resulting designations, powers, and relative preferences and rights of all the types, classes and series thereafter authorized under this Agreement.

(b)            Subject to compliance with Sections 3.2(a) and 8.7, if applicable, the authority of the Board with respect to each type, class and each series of Units, if any, created in accordance with this Section  3.2 shall include establishing the following: (i) the number of Units constituting that type, class or series and the distinctive designation thereof; (ii) whether or not that type, class or series shall have any voting rights and, if so, the terms of such voting rights; (iii) whether or not the Units of such type, class or series shall be redeemable and, if so, the terms and conditions of such redemption; (iv) the rights and preferences of the Units of that type, class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company; (v) the relative rights of priority, if any, of allocations of income or loss or of payment with respect to Units of that type, class or series; and (vi) any other relative rights, preferences and limitations of that type, class or series.

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3.3            Voting Rights. Each Ordinary Common Unit shall entitle the holder thereof to one (1) vote per Ordinary Common Unit on any matters (if any) to be decided by a vote of the Members. No other Member and no other type or class of Units, including the Preferred Units, shall have any voting rights or shall be entitled to vote or consent on any matter, except (a) as set forth in Section 8.7 with respect to certain matters requiring approval of the Preferred Members, (b) as otherwise set forth expressly in this Agreement, or (c) as may be required by non-waivable provisions of applicable Law.

3.4            Member’s Interest. A Member’s Units shall for all purposes be personal property. A Member shall not have any interest in any specific Company Property.

3.5            Reacquired Units. Except as otherwise expressly set forth herein, any Units redeemed, purchased, forfeited or otherwise acquired by the Company, in any manner whatsoever, shall again be available for issuance hereunder in accordance with the terms hereof.

3.6            Units Not Certificated. Units shall not be certificated unless otherwise determined by the Board. If the Board determines that one or more Units shall be certificated, each such certificate shall be in such form as the Board may determine.

3.7            Unit as a Security. A Unit in the Company shall constitute a security for all purposes of Article 8 of the Uniform Commercial Code promulgated by the National Conference of Commissioners on Uniform State Laws, as in effect in Delaware or any other applicable jurisdiction. Delaware Law shall constitute the local Law of the Company’s jurisdiction in its capacity as the issuer of Units.

Article IV
Capital Contributions; Capital Accounts

4.1            Initial Capital Contributions; Issuance of Units.

(a)             (i) Prior to the Effective Date, the Initial Common Member, as sole Member of the Company, has initially contributed or is deemed to have initially contributed to the equity capital of the Company, and (ii) as of the Effective Date, the Initial Common Member has additionally contributed or is deemed to have additionally contributed to the equity capital of the Company pursuant to the Invisa Contribution Agreement, in the form of certain assets of the Initial Common Member, subject to certain liabilities of the Initial Common Member, the amounts (including the Fair Market Value of property so contributed) set forth on Schedule A attached hereto under the column heading “Initial Capital Contribution” (the amount so contributed by each Member and set forth under such column heading with respect to such Member, such Member’s “Initial Capital Contribution”). In consideration of the Initial Common Member’s Initial Capital Contribution, the Company has issued to the Initial Common Member the Ordinary Common Units set forth opposite the Initial Common Member’s name on Schedule A attached hereto.

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(b)            As of the Effective Date, each Preferred Member identified on Schedule A attached hereto has contributed or is deemed to have contributed to the equity capital of the Company, pursuant to the UEP Contribution Agreement, the Initial Capital Contribution amounts set forth opposite such Preferred Member’s name on Schedule A attached hereto under the column heading “Initial Capital Contribution,” in the form of such Preferred Member’s membership interests in Uniroyal Engineered Products, LLC, a Delaware limited liability company (“UEP”). In consideration of each Preferred Member’s Initial Capital Contribution, the Company has issued to each such Preferred Member the Series A Preferred Units and Series B Preferred Units set forth opposite such Preferred Member’s name on Schedule A attached hereto.

4.2            No Interest on Capital Contributions. Members shall not be paid interest on their Capital Contributions or amounts attributable to their respective Capital Accounts, except for the Preferred Return payable in respect of the Preferred Units, as applicable, consistent with this Agreement.

4.3            Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to receive the return of any Capital Contribution unless and until the Company has been dissolved or terminated, and then only in accordance with Section 10.2.

4.4            Withdrawal of Funds or Loans. No Member shall be entitled to borrow or withdraw any amount from the Company without the prior written approval of the Board.

4.5            Capital Accounts.

(a)             A separate Capital Account shall be maintained for each Member on the books of the Company, and adjustments to such Capital Accounts shall be made as follows:

                 (i)              a Member’s Capital Account shall be credited with any amounts of money contributed by the Member to the Company, the Fair Market Value of any other property contributed to the Company (net of liabilities secured by the property that the Company is considered to assume or take subject to under Section 752 of the Code), the amount of any Company liabilities assumed by the Member (other than liabilities that are secured by any Company Property distributed to such Member), and the Member’s allocable share of any Net Income (or items thereof); and

                 (ii)            a Member’s Capital Account shall be debited with the amount of any money distributed to the Member, the Fair Market Value of Company Property distributed to the Member (net of liabilities secured by such property that the Member is considered to assume or take subject to under Section 752 of the Code), the amount of any liabilities of the Member assumed by the Company (other than liabilities that are secured by property contributed by such Member), and the Member’s allocable share of Net Losses (or items thereof).

(b)            Upon the Transfer of Units in accordance with this Agreement, so much of the Capital Account of the Transferring Member as is attributable to the Transferred Units will be carried over to the Transferee Member.

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(c)             The foregoing provisions of this Section 4.5 and Sections 5.1 through 5.7 are intended to comply with Section 1.704-1(b)(2)(iv) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations. If the Board upon the advice of the Company’s tax advisors, shall determine that it is prudent to modify the manner in which the Capital Accounts are computed in order to comply with Section 1.704-1(b)(2)(iv) of the Regulations, the Board may make such modification; provided, however, that such modification is not reasonably likely to have more than a de minimis effect on the amounts distributable to any Members pursuant to Section 5.10 or Section 10.2; provided, further, that the Board shall have no liability to any Member for any exercise of or failure to exercise any such discretion to make any modifications permitted under this Section 4.5.

4.6            No Rights of Creditors. The provisions of this Article IV are intended to solely benefit the Members and shall not be construed as conferring any benefit upon any creditor of the Company or any Subsidiary, or any other Person (and no such creditor or other Person shall be a third party beneficiary of this Agreement), and neither the Board nor any Member shall have any duty or obligation to any creditor of the Company or any Subsidiary or any other Person to make any additional Capital Contributions, or to cause the Company to approve the making of any additional Capital Contributions.

Article V
Allocations and Distributions

5.1            Allocations of Net Income and Net Losses. Except as otherwise provided in Sections 5.2 through 5.7, Net Income (and items thereof) and Net Losses (and items thereof) for any Fiscal Year (or other applicable period) shall be allocated among the Members, in a manner such that the Adjusted Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member during such Fiscal Year (or other applicable period) pursuant to Section 10.2, based on the assumptions that (a) the Company is dissolved and terminated, (b) its affairs are wound-up and each asset of the Company is sold for cash equal to its book value (as maintained by the Company for purposes of, and as maintained pursuant to, the capital account maintenance provisions of Section 1.704-1(b)(2)(ii) of the Regulations), (c) all Company liabilities are satisfied (limited with respect to each nonrecourse liability to the Fair Market Value of the asset(s) securing such liability) and (d) the net assets of the Company are distributed in accordance with Section 10.2 to the Members, immediately after giving effect to such allocation (taking into account distributions made during such Fiscal Year or other applicable period).

5.2            Book/Tax Disparities. For federal income tax purposes and Section 1.704-3 of the Regulations, items of income, gain, loss, deduction and credit shall be allocated in a manner consistent with the requirements of Section 704(c) of the Code to take into account the difference between the “book value” of such property and its adjusted tax basis. The method under Section 704(c) of the Code and the Regulations thereunder shall be approved by the Board, provided that the Company shall use the remedial method, within the meaning of Section 1.704-3 of the Regulations, in connection with the Preferred Members’ acquisition of Preferred Units pursuant to the Invisa Contribution Agreement or the UEP Contribution Agreement.

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5.3            Allocation of Nonrecourse Deductions. Nonrecourse Deductions, as determined under Section 1.704-2(d) of the Regulations, shall be allocated to the Members in accordance with their respective Ordinary Common Units.

5.4            Allocation of Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated to the Members as provided in Section 1.704-2(i) of the Regulations in accordance with the ratios in which they bear the economic risk of loss under Section 1.752-2 of the Regulations for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions relate.

5.5            Minimum Gain Chargeback. If there is a net decrease in the Company’s Minimum Gain during a taxable year of the Company, the minimum gain chargeback described in Sections 1.704-2(f) and (g) of the Regulations shall apply.

5.6            Member Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain, any Member with a share of that Member Nonrecourse Debt Minimum Gain (determined under Section 1.704-2(i)(5) of the Regulations) as of the beginning of the year must be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of such net decrease in accordance with Section 1.704-2(i) of the Regulations.

5.7            Qualified Income Offset. Pursuant to Section 1.704-1(b)(2)(ii)(d) of the Regulations, no allocation of items of loss or deduction shall be made to any Member to the extent such allocation would cause or increase a deficit balance in such Member’s Adjusted Capital Account as of the end of the Fiscal Year to which such allocation relates. If (notwithstanding the preceding sentence) any Member has a deficit balance in such Member’s Adjusted Capital Account as of the end of any Fiscal Year prior to the allocation of Net Income or Net Losses for such Fiscal Year, items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such taxable year) shall be allocated, after the allocations required by Sections 5.5 and 5.6 but before any other allocation required by this Article V, to the Members with deficit balances in their Adjusted Capital Accounts in an amount and manner sufficient to eliminate such deficit balances as quickly as possible. This Section 5.7 is intended to satisfy the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

5.8            Interest in Company Profits. Pursuant to, and to the extent relevant under, Section 1.752-3(a)(3) of the Regulations, Members’ interests in the Company’s profits for purposes of determining the Members’ proportionate shares of the excess nonrecourse liabilities (as defined in Section 1.752-3(a)(3) of the Regulations) of the Company shall be determined in accordance with the Members’ respective Ordinary Common Units.

5.9            Allocations and Distributions to Transferred Interests.

(a)             If any Units in the Company are Transferred, or if the number of Units held by a Member is increased or decreased in accordance with this Agreement during a Fiscal Year, all items of income, gain, loss, deduction and credit recognized by the Company for such Fiscal Year shall be allocated among the Members to take into account their varying interests during the Fiscal Year in any manner approved by the Board, as then permitted by the Code.

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(b)            The determination of the items of income and deduction arising from any issuance or vesting of Units (if any) in connection with the performance of services shall be made in accordance with Rev. Proc. 93-27, 1993-2 C.B. 343, and Rev. Proc. 2001-43, 2001-2 C.B. 191.

(c)             Distributions under Sections 5.10 and 10.2 shall be made only to Members and their assignees which, according to the books and records of the Company, are Members or assignees of Members on the actual date of distribution. None of the Company, the Board or the Members shall incur any liability for making distributions in accordance with this Section 5.9.

5.10         Distributions.

(a)             Timing of Distributions, etc. Distributions of the Series A Preferred Return to the Series A Preferred Members and of the Series B Preferred Return to the Series B Preferred Members shall be paid in four equal quarterly installments, on the fifteenth (15th) day following the close of each fiscal quarter of the Company. Distributions to the Members shall otherwise be paid at such times and in such amounts as determined by the Board and in the manner and order of priority set forth in this Section 5.10.

(b)             Tax Distributions.

                 (i)              Notwithstanding Section 5.10(a), for each Fiscal Year, cash distributions shall be made, to the extent practicable, to the Members (including in respect of any Units that are unvested or subject to forfeiture) at times and in amounts designed to enable each Member to pay income taxes, including estimated taxes, attributable to the aggregate amount of taxable income recognized by such Member for such Fiscal Year in respect of such Member’s Interest in the Company, including (A) such Member’s allocable share of the taxable income of the Company for the Fiscal Year computed in accordance with Section 5.2 and (B) all income that such Member is required to accrue during such Fiscal Year in respect of such Member’s Preferred Return (such taxes, “Applicable Taxes”).

                 (ii)            The amount distributable to each Member in respect of Applicable Taxes, if any, for any tax payment date (including any estimated tax payment date) shall be calculated by multiplying (A) the Assumed Tax Rate by (B) the net amount (or estimated net amount) of taxable income recognized by such Member in respect of such Member’s Interest in the Company for the period taken into account for purposes of making such Member’s scheduled tax payment and all prior periods in respect of the same applicable Fiscal Year (taking into account such Member’s allocable share of taxable losses from all prior periods to the extent not previously taken into account pursuant to this clause (ii)), then subtracting all previous distributions (if any) made to such Member pursuant to this Section 5.10(b) in respect of such applicable Fiscal Year (as determined by the Board).

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                 (iii)          Distributions pursuant to this Section 5.10(b) (each, a “Tax Distribution”), if any, shall be made only to the extent that all previous distributions from the Company in respect of a Fiscal Year (as determined by the Board) to such Member (other than distributions pursuant to this Section 5.10(b)) are less than the aggregate of the amounts calculated under Section 5.10(b)(ii) for such Fiscal Year.

                 (iv)          Notwithstanding anything to the contrary in this Agreement, amounts distributed pursuant to this Section 5.10(b), if any, shall be taken into account in determining subsequent distributions to the Members pursuant to Section 5.10(c) so that each Member receives the same aggregate amount of distributions that such Member would have received if this Section 5.10(b) were not contained in this Agreement.

(c)             Distributable Amounts. Amounts to be distributed to Members (other than in respect of Tax Distributions pursuant to Section 5.10(b)) shall be distributed as follows:

                 (i)              Accrued Series A Preferred Return. First, to the Series A Preferred Members in proportion to their respective Unpaid Series A Preferred Return as of such date, until the Unpaid Series A Preferred Return with respect to the Series A Preferred Units is Zero Dollars ($0);

                 (ii)            Accrued Series B Preferred Return. Second, to the Series B Preferred Members in proportion to their respective Unpaid Series B Preferred Return as of such date, until the Unpaid Series B Preferred Return with respect to the Series B Preferred Units in Zero Dollars ($0); and

                 (iii)          Sharing of Profits. Thereafter, to the holders of issued and outstanding Ordinary Common Units on a pari passu basis in proportion to their respective holdings of such Units; provided that in no event shall the aggregate distributions to holders of Ordinary Common Units in respect of any Fiscal Year (including, for the avoidance of doubt, any distributions pursuant to Section 5.10(b)) exceed the current operating income of the Company for such Fiscal Year, less the aggregate distributions to holders of Preferred Units in respect of such Fiscal Year.

(d)            Tax Withholding. To the extent the Company is required by applicable Law to withhold or to make tax payments on behalf of or with respect to any Member, the Board is hereby authorized to withhold such amounts and make such tax payments as so required. All amounts withheld or required to be withheld pursuant to applicable Law with respect to any Member (and not paid to the Company by such Member pursuant to the immediately following sentence) shall be treated as distributed to such Member pursuant to this Section 5.10 for all purposes of this Agreement and shall reduce amounts which such Member would otherwise be entitled to receive under this Section 5.10. To the extent that at any time any such withheld amounts exceed the distributions that such Member would have received but for such withholding, such Member shall, upon demand by the Company, as determined by the Board, promptly pay to the Company the amount of such excess. Each Member hereby agrees, severally and not jointly, to indemnify and hold harmless the Company and the other Members from and against any liability (including any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such Member.

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(e)             Treatment of Treasury Units. Notwithstanding anything to the contrary contained herein, for all purposes of this Agreement, Units held by the Company in treasury shall not be deemed to be issued and outstanding.

(f)             Sale of the Company. In the event of any Sale of the Company, then either a Majority Vote of Series A Preferred Members or a Majority Vote of Series B Preferred Members may require that all cash, securities and other assets available for distribution or otherwise payable to the Members in connection with such Sale of the Company, as applicable, shall be distributed in accordance with the provisions of Section 10.2 as such provisions would apply to a dissolution and winding up of the Company, provided that amounts, if any, required for the payment of costs and expenses, the satisfaction of indebtedness or other liabilities or the establishment of reserves for purposes of clauses (a), (b) and (c), respectively, of Section 10.2 shall be as determined by the Board taking into consideration, among other things, the structure, terms and conditions of such Sale of the Company.

5.11         Distributions In-Kind. If any distribution of the Company’s assets is to be made in-kind, which shall require the approval of the Board, such assets shall be valued on the basis of their Fair Market Value. No Member shall be entitled to the distribution of any specific Company Property.

5.12         Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to any Member on account of such Member’s Interest if such distribution would violate either Section 18-607 or Section 18-804 of the Act or other applicable Law or any contract or credit facility to which the Company is a party; provided that the Company shall not enter into any such contract or credit facility which would restrict the timely payment of the Preferred Return to all Preferred Members.

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5.13         Tax Treatment of Contributions, etc.. The Members have agreed to treat, for federal income tax purposes, (a) the contribution by the Initial Common Member to the Company of (i) all or substantially all of the business and assets of the Initial Common Member, subject to all or substantially all or the liabilities of the Initial Common Member, and (b) the contribution by the Preferred Members to the Company of membership interests in UEP in exchange for the Preferred Units (in proportion to their ownership thereof) as transactions governed by Code Section 721. The credit to the Members’ Capital Accounts for the Initial Capital Contributions reflects (x) the Fair Market Value as of the Effective Date of the business and assets, subject to liabilities, of the Initial Common Member contributed by the Initial Common Member to the Company, and (y) the Fair Market Value as of the Effective Date of the equity in UEP contributed by the Preferred Members to the Company.

Article VI
Exculpation; Indemnification

6.1            Exculpation and Indemnification.

(a)            Liability. Except as otherwise provided by the non-waivable provisions of the Act, the debts, obligations and liabilities of the Company and each Subsidiary, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company or such Subsidiary, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company or such Subsidiary solely by reason of being a Covered Person.

(b)            Exculpation. To the full extent permitted by applicable Law, no Covered Person shall be liable to the Company, any Subsidiary, or any other Person who has an interest in or claim against the Company or any Subsidiary for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company or any Subsidiary and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement or any applicable limited liability company agreement (or similar governing document) of any Subsidiary; provided, that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of acts or omissions by such Covered Person that involve intentional misconduct or a knowing violation of Law, or that constitute “cause” for termination of such Covered Person’s employment under any written employment agreement with the Company or any Subsidiary. For the avoidance of doubt, this Section 6.1 shall not exculpate, indemnify, or otherwise protect a Member from a breach by such Member of this Agreement (including the guarantee obligations of the Initial Common Member pursuant to Section 5.10(g)) or any other agreement between such Member and the Company, any Affiliates of the Company or any other Member or of the Invisa Contribution Agreement or the UEP Contribution Agreement.

(c)            Advancement of Expenses. To the full extent permitted by applicable Law, expenses (including reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person defending any claim, demand, action, suit or proceeding for which the indemnification provisions under this Section 6.1 are applicable shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized by this Article VI.

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(d)            Indemnification. In addition to the advancement of expenses pursuant to Section 6.1(c), to the full extent permitted by applicable Law, the Company agrees to indemnify, pay and hold each Covered Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including any interest and penalties, out-of-pocket expenses and the reasonable fees and disbursements of counsel for such Covered Person in connection with any investigative, administrative or judicial proceedings, whether or not such Covered Person shall be designated a party thereto), whether absolute, accrued, conditional or otherwise and whether or not resulting from bona fide third party claims (collectively, “Indemnifiable Losses”), which may be imposed on, incurred by, or asserted against any such Covered Person, in any manner relating to or arising out of any act or omission performed or omitted by such Covered Person on behalf of the Company or its Subsidiaries; provided, that no Covered Person shall be entitled to be indemnified in respect of any Indemnifiable Losses incurred by such Covered Person by reason of acts or omissions by such Covered Person that involve intentional misconduct or a knowing violation of Law, or that constitute “cause” for termination of such Covered Person’s employment under any written employment agreement with the Company or any Subsidiary; provided, further, that any indemnity payment under this Section 6.1(d) shall be provided out of and to the extent of Company Property only (including available insurance), and no Member shall have any personal liability on account thereof. For the avoidance of doubt, this Section 6.1(d) shall not provide indemnification to a Member resulting from a breach by such Member of an obligation under this Agreement or any other agreement between such Member and the Company, any Affiliates of the Company or any other Member or of the Invisa Contribution Agreement or the UEP Contribution Agreement.

(e)             Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company or any Subsidiary and upon such information, opinions, reports or statements presented to the Company or any Subsidiary by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company or any Subsidiary, including information, opinions, reports or statements as to the value and amount of the Company Property, liabilities, or any other facts pertinent to the existence and amount of the Company Property from which distributions to the Members might properly be paid.

(f)             Severability. To the full extent permitted by applicable Law, if any portion of this Section 6.1 shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Covered Person and may indemnify each employee or agent of the Company or any Subsidiary as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company or any Subsidiary, in each case to the full extent permitted by applicable Law.

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(g)            Survival. The provisions of this Section 6.1 shall survive any termination of this Agreement and shall continue as to a Person who has ceased to be a Covered Person and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such Covered Person.

(h)            Indemnification Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6.1 shall not be deemed exclusive of any other rights to which a Covered Person may be entitled at Law or in equity, including common law rights to indemnification and/or contribution (if any). Nothing in this Section 6.1 shall affect the rights or obligations of any Covered Person (or the limitations on those rights or obligations) under any other agreement or instrument to which such Covered Person is a party.

6.2            Fiduciary Duties; Other Business Opportunities.

(a)             To the extent that, at Law or in equity, a Covered Person has duties, including fiduciary duties, and liabilities relating thereto to the Company, any Subsidiary, or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company, any Subsidiary, or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company, any Subsidiary, or any other Covered Person.

(b)            Notwithstanding anything contained in this Agreement or under applicable principles of Law to the contrary (to the full extent permitted by applicable Law), except as otherwise provided in the UEP Contribution Agreement, (i) the Preferred Members and any of their respective Affiliates (A) may engage in or possess an interest in other business ventures of any nature and description (whether similar or dissimilar to the business of the Company or any Subsidiary), independently or with others, and none of the Company, any Subsidiary, any other Member, or any of their respective Affiliates shall have any right by virtue of this Agreement in or to any such investment or interest of the Preferred Members and any of their respective Affiliates to any income or profits derived therefrom, and the pursuit of any such venture shall not be deemed wrongful or improper, and (B) shall not be obligated to present any investment opportunity to the Company or any Subsidiary even if such opportunity is of a character that, if presented to the Company or any Subsidiary, could be taken by the Company or such Subsidiary, and (ii) the Members and the Company hereby waive (and the Company shall cause the Subsidiaries to waive) any fiduciary or other duty of the Preferred Members not expressly set forth in this Agreement, including any claimed fiduciary or other duties that may be related to or associated with self-dealing, corporate opportunities or otherwise, in each case so long as such Person acts in a manner consistent with this Agreement.

(c)             Without limiting the rights of any Covered Person under Section 6.1 or any other provision of this Agreement, notwithstanding anything contained in this Agreement or under applicable principles of Law to the contrary, Covered Persons in their capacity as officers, directors or employees, as applicable, of the Company or any Subsidiary shall have the duties and obligations (including fiduciary duties in relation to self-dealing, corporate opportunities, care and otherwise) that would apply to such officer or employee, as applicable, of a Delaware corporation as to such corporation and its equityholders and other constituents.

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6.3            Insurance Coverages. The Company shall purchase and maintain (i) a customary directors’ (or managers’) and officers’ insurance policy in respect of the Covered Persons who are officers or directors (or managers) of the Company or any Subsidiary and (ii) a customary errors and omissions insurance policy, in each case in an amount and with terms and conditions as determined by the Board.

Article VII
MANAGERS and Officers

7.1            Management of the Company.

(a)             Except as provided in Section 7.4 and subject to Section 8.7, the day-to-day management and operations of the Company shall be managed by the Company’s officers, subject to the oversight and supervision of the Board. Except as otherwise expressly provided herein or as required by non-waivable provisions of applicable Law, the Members shall have no power or authority to take any action or make any decision for or on behalf of the Company.

(b)            The Board is an agent of the Company for the purpose of its business, and any act of the Board, or any officer of the Company to whom the Board has delegated such authority, taken in its or his or her capacity as such, including the execution in the name and on behalf of the Company of any contract, agreement or instrument or the making in the name and on behalf of the Company of any expenditures or the incurrence in the name and on behalf of the Company of any indebtedness, shall bind the Company unless such act is in contravention of this Agreement or unless the Board or such other Person otherwise lacks the authority to act for the Company in respect of such matter and the Person with whom the Board or such other Person is dealing has knowledge of the fact that it or he or she does not have such authority.

(c)             Subject to the limitations set forth in this Agreement, the Board may delegate any or all of such duties to one or more of the officers of the Company and may revoke any such delegation at any time. The Board may exercise all powers of the Company and do all such lawful acts and things without the approval of the Members, except to the extent (if any) specifically required by non-waivable provisions of applicable Law or this Agreement to be exercised or done or approved by one or more of classes or series of the Members.

7.2            Number and Election of Managers; Removal; Vacancies.

(a)             Unless otherwise determined by the Board pursuant to the final sentence of this Section 7.2(a), the Board shall be comprised of five (5) Managers as follows:

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                 (i)              three (3) Managers to be appointed by vote of the Common Members (the “Common Managers”); the initial Common Managers shall be Edmund C. King, Gregory J. Newell, and John E. Scates; and

                 (ii)            until the completion of the first Annual Meeting of shareholders of the Initial Common Member after the Effective Date and the first meeting of directors of the Initial Common Member duly elected at such Annual Meeting (the “Board Rights Termination Date”), two (2) Managers to be appointed by vote of the Preferred Members (the “Preferred Managers”); the initial Preferred Managers shall be Howard R. Curd and Howard F. Curd.

The number of Managers serving on the Board may be increased by unanimous vote of the Board, which vote shall also provide for which Members or class or series of Members shall have the power to appoint such additional Managers. The number of Managers serving on the Board may be decreased at any time after the Board Rights Termination Date by unanimous vote of the Common Managers.

(b)            Subject to any other applicable provisions of this Agreement, each individual serving as a Manager shall serve until (i) such individual’s successor is duly appointed in accordance with the terms hereof, (ii) such individual is removed by the Member(s) having the right to appoint such Manager (or their successors or assigns) by the same vote as required under Section 7.2(a)(i) or Section 7.2(a)(ii), as the case may be, either with or without cause, (iii) such individual is removed by an order or decree of any court of competent jurisdiction, or (iv) such individual’s voluntary resignation.

(c)             Any vacancy occurring on the Board shall be filled by the Member(s) having the right to appoint the Manager whose departure resulted in such vacancy (or their successors or assigns) by the same vote as required under Section 7.2(a)(i) or Section 7.2(a)(ii), as applicable.

(d)            Each Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred in connection with serving on the Board and no Manager shall be entitled to any other compensation for serving as a Manager unless otherwise approved by the Board.

7.3            Place of Meetings. Meetings of the Board may be held either within or without the State of Delaware at whatever place is specified in the notice of such meeting. In the absence of a specific designation, such meetings shall be held at the principal office of the Company as specified in or pursuant to Section 2.5.

7.4            Regular Meetings. Except as otherwise determined by the Board, the Board shall meet no less frequently than once each calendar quarter.

7.5            Special Meetings. Special meetings of the Board may be held at any time upon the request of any Manager. Written notice of a special meeting specifying the time and place of the special meeting, and the purpose or proposed action(s) to be taken at such meeting, shall be sent by the Manager calling such meeting in the manner set forth in Section 13.3, at least two (2) days before the meeting (or such shorter time as may be reasonably required in exigent circumstances).

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7.6            Waiver. Meetings of the Board may be held at any time without notice if all the Managers are present, or those not present waive notice as provided herein. A Manager may waive any notice required by this Agreement before or after the date and time stated in the notice, and such waiver shall be equivalent to the giving of such notice. Attendance of a Manager at a meeting shall constitute a waiver of notification thereof.

7.7            Quorum; Conduct of Business at Meetings of Managers; Voting.

(a)             Any Manager shall be permitted to attend any meeting of the Board in person or by conference call. The presence, either in person or through participation by conference call, of at least a majority of the Managers in office, including at least one (1) Common Manager and at least one (1) Preferred Manager, shall constitute a quorum for the transaction of business at any meeting of the Board; provided that the Common Managers and the Preferred Managers may not unduly delay any action sought to be taken by the Board by intentionally failing to be present at a meeting for the transaction of business (it being agreed that the failure by a Common Manager or a Preferred Manager to attend three consecutive duly-noticed meetings, where such notices relate to meetings to be held during normal business hours on dates over a period of not less than ten (10) days nor more than five (5) weeks, shall be deemed undue delay and result in the Common Manager or Preferred Manager, as applicable, not needing to be present in order to constitute a quorum).

(b)            Except as otherwise expressly set forth in this Agreement, all actions requiring the approval of the Board shall require a Majority Vote, whether or not so specified in this Agreement. The Board may initiate any matter for consideration by the Board or the Members in accordance with this Agreement.

7.8            Majority Board Vote Actions. Notwithstanding anything contained herein to the contrary, and in no way limiting the actions over which Board approval may be required, any action, agreement, undertaking, or authorization of the Company or any Subsidiary outside of the Ordinary Course of Business of the Company or such Subsidiary and that is material to the Company and its Subsidiaries, taken as a whole, or any amendment of this Agreement, must be approved by the Board or, in the case of any Subsidiary, the Company in its capacity as the Subsidiary’s controlling direct or indirect equity holder acting pursuant to Board approval, in each case by Majority Vote, including, until the Board Rights Termination Date, the affirmative vote of at least one (1) Preferred Manager and subject to Section 8.7, if applicable.

7.9            Action by Written Consent. Any action that may be taken at a meeting of the Board, may be taken without a meeting if a consent in writing, setting forth the action(s) to be taken, shall be signed and dated by the number of Managers required pursuant to this Agreement to take such action at such a meeting, including at least one (1) Common Manager and at least one (1) Preferred Manager.

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7.10         Officers.

(a)             The Board shall have the authority to appoint, determine the compensation of, and terminate employees or officers of the Company or any Subsidiary, and the Board shall have the authority to delegate and revoke such powers and duties exercisable by the Board to the employees and officers of the Company or any Subsidiary (in each case, subject to the terms of any employment agreement between the Company or any Subsidiary, on the one hand, and such employee or officer, on the other hand). Each employee or officer of the Company or any Subsidiary shall hold office at the pleasure of the Board for the term for which he or she is appointed and until his or her successor has been appointed and qualified (in each case, subject to the terms of any employment agreement (if any) between the Company or any Subsidiary, on the one hand, and such employee or officer, on the other hand). Any individual may hold any number of offices, and employees and officers and agents of the Company or any Subsidiary need not be Members. (Any such action by the Board with respect to employees or officers of any Subsidiary may be (but for purposes of this Agreement is not required to be) confirmed by action of the board of directors, managers, or similar governing body of such Subsidiary.)

(b)            Subject to Section 8.7, officer(s) appointed by the Board shall be responsible for the implementation of actions taken and matters adopted by the Board and for conducting the ordinary and usual business affairs of the Company including exercising day-to-day authority to operate the business and affairs of the Company and taking such actions required in the Ordinary Course of Business of the Company. Unless otherwise determined by the Board and subject to the other provisions of this Agreement, officers of the Company shall have such authority and perform such duties in the management of the Company as would customarily apply to an individual holding the comparable office in a Delaware corporation.

7.11         Standard of Care. Each officer of the Company and each Subsidiary shall discharge his or her duties as an officer of the Company or such Subsidiary in good faith and with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner he or she reasonably believes to be in the best interests of the Company or such Subsidiary and shall have the duties as set forth in Section 6.2(c).

7.12         No Duty to Consult. Except as otherwise provided herein, the Board and the officers of the Company or any Subsidiary (in each case, in their capacity as such) shall have no duty or obligation to consult with or seek the advice of the Members in connection with the conduct of the business of the Company or any Subsidiary.

7.13         Third Party Reliance. Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the Managers and duly appointed officers of the Company, subject only to the express limitations set forth in this Agreement or by applicable Law. Third parties dealing with any Subsidiary shall be entitled to rely conclusively upon the power and authority of the Company, in its capacity as such Subsidiary’s direct or indirect controlling equity holder, and duly appointed officers of such Subsidiary, subject only to the express limitations set forth in this Agreement or any Subsidiary’s limited liability company agreement (or similar governing documents) or by applicable Law.

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7.14         Subsidiary Boards. It is expressly understood and agreed that if any particular Board or Member consent or approval is required hereunder for the Company to take any action or make any determination or decision, then no such action, determination or decision may be taken or made by any Subsidiary without the Company’s approval in its capacity as such Subsidiary’s direct or indirect controlling equity holder pursuant to the same Board or Member consent or approval, as the case may be.

Article VIII
Members

8.1            Limitations. Other than as expressly set forth in this Agreement or as otherwise provided by non-waivable provisions of the Act, no Member shall participate in the management or control of the Company’s business, nor shall any Member have the power to act for or bind the Company.

8.2            Liability. Subject to the provisions of the Act, and except as set forth herein (including the guarantee obligations of the Initial Common Member pursuant to Section 5.10(g)), no Member shall be personally liable for any obligations or liabilities of the Company, any Subsidiary, or any other Member solely by reason of being a Member. Except as provided in this Agreement, no Member may resign or withdraw from the Company.

8.3            Representations and Warranties. Each Member (as to such Member only) upon such Member’s execution of this Agreement and upon becoming a Member, represents and warrants to the Company and each other Member as follows:

(a)             If such Member is not a natural Person, such Member has full power and authority, and if such Member is a natural Person, such Member has full legal capacity, in each case to execute and deliver this Agreement, to become a Member of the Company as provided in this Agreement and to perform such Member’s obligations hereunder as a Member, and the execution, delivery and performance by such Member of this Agreement has been duly authorized by all necessary action (including all necessary notices, consents, approvals and filings);

(b)            this Agreement has been duly and validly executed and delivered by such Member and, assuming the due and valid execution and delivery by the other parties hereto, constitutes the binding obligation of such Member, enforceable against such Member in accordance with its terms;

(c)             the execution, delivery and performance by such Member of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Member is subject, (ii) violate any order, judgment, or decree applicable to such Member, or (iii) conflict with, or result in a breach or default under, any term or condition of such Member’s certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement or certificate of formation or limited liability company agreement, as applicable, or any agreement or other instrument to which such Member is a party, which conflict, breach or default would have a material adverse change in, or effect upon, the financial condition or results of operations of the Member, if applicable, or the Company;

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(d)            such Member (i) is acquiring such Member’s Interests solely for such Member’s own account for investment and not with a view to resale in connection with any distribution thereof, (ii) agrees not to, directly or indirectly, Transfer any of the Interests or any interest therein or any rights relating thereto or offer to Transfer, except in compliance with the Securities Act, applicable state securities or “blue sky” Laws and this Agreement, and (iii) acknowledges that any attempt, directly or indirectly, to Transfer, or offer to Transfer, any Interests or any interest therein or any rights relating thereto without complying with the provisions of this Agreement shall be void and of no effect;

(e)             such Member acknowledges that (i) the Interests have not been registered under the Securities Act or qualified under any state securities or “blue sky” Laws; (ii) it is not anticipated that there will be any public market for the Interests; (iii) the Interests must be held indefinitely and such Member must continue to bear the economic risk of the investment in the Interests unless the Interests are subsequently registered under the Securities Act and such state Laws or an exemption from registration is available; (iv) Rule 144 promulgated under the Securities Act (“Rule 144”) is not presently available with respect to sales of any securities of the Company and the Company has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future; (v) if and when the Interests may be disposed of without registration in reliance upon Rule 144, such disposition can be made, if at all, only in accordance with the terms and conditions of Rule 144 (which may include limitations in the amount of Interests that may be Transferred) and the provisions of this Agreement; (vi) if the exemption afforded by Rule 144 is not available, sale of the Interests without registration will require the availability of an exemption under the Securities Act; (vii) restrictive legends shall be placed on any certificate representing the Interests; and (viii) a notation shall be made in the appropriate records of the Company indicating that the Interests are subject to restrictions on Transfer and, if the Company should in the future engage the services of a transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Interests;

(f)             such Member’s financial situation is such that such Member can afford to (i) bear the economic risk of holding the Interests for an indefinite period and (ii) suffer the complete loss of such Member’s investment in the Interests;

(g)            such Member (i) is familiar with the business and financial condition, properties, operations and prospects of the Company and has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the terms and conditions of the acquisition of the Interests and to obtain any additional information that such Member deems necessary to evaluate whether or not to make an investment in the Company, (ii) has the knowledge and experience in financial and business matters to be able to evaluate the merits and risk of the investment in the Interests and (iii) has carefully reviewed the terms and provisions of this Agreement and has evaluated the restrictions and obligations contained herein;

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(h)            such Member (i) has relied upon such Member’s own independent appraisal and investigation, and the advice of such Member’s own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company and (ii) will continue to bear sole responsibility for making such Member’s own independent evaluation and monitoring of the risks of such Member’s investment in the Company;

(i)              such Member is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and, in connection with the execution of this Agreement, agrees to deliver such certificates to that effect as the Board may request;

(j)              such Member’s place of business and/or principal residence is as set forth on Schedule A attached hereto; and

(k)            there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Member or any Affiliate of such Member who might be entitled to any fee or commission in connection with any Member’s acquisition of Interests.

8.4            No State-Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Members shall be a partner or joint venturer of any other Member or Members, for any purpose other than federal and state tax purposes, and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

8.5            Additional Members.

(a)             Except as otherwise provided herein (including Section 8.7 and Article IX), the Company, if approved by the Board, may admit one or more additional Members (each an “Additional Member”) to be treated as a “Member” or one of the “Members” for all purposes hereunder.

(b)            Each Person shall be admitted as an Additional Member at the time at which such Person (i) executes a joinder agreement or instrument of adherence to this Agreement, (ii) complies with the applicable requirements, if any, of the Board with respect to such admission, and (iii) complies with any other provision of this Agreement applicable to the admission of a Person as a Member.

(c)             Each Additional Member shall have the rights and obligations hereunder as apply generally to holders of the type or types of Units or other Interests issued to such Member. In addition, a holder of Preferred Units and/or Ordinary Common Units may, subject to Article IX and the other provisions of this Agreement, Transfer any of the rights which apply to such holder in particular in respect of Preferred Units and/or Ordinary Common Units.

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(d)            The Board is authorized to amend Schedule A attached hereto and any other relevant provision of this Agreement to reflect any such admission and the Transfer of any such rights without the need of any approval by any other Member.

8.6            Meetings of Members and Voting. In the event that the Board so determines, a meeting of the Members entitled to vote on any matter may be called at any time by the Board upon not less than five (5) days’ notice (or less time in exigent circumstances). A Member may waive the requirement for notice of a meeting in writing or shall waive such requirement if such Member is present at the meeting, in person or by proxy. The Board shall determine the location for such meeting; in the alternative, meetings may be held by conference telephone provided that each of the Members participating can hear each other participant. Unless this Agreement provides otherwise, at each meeting of Members entitled to vote on any matter, a quorum shall be constituted by the presence, in person or by proxy, of Members holding a majority of the then outstanding Ordinary Common Units. A Member may authorize any Person to act for such Member by proxy as approved by the Board. The Board will determine the Members authorized to vote on a particular matter consistent with this Agreement. Unless otherwise specified in this Agreement, any and all actions to be taken by the Members entitled to take action or vote or any matter shall require a Majority Vote of such Members. In lieu of holding a meeting, the Members entitled to vote on any matter may vote or otherwise take action by a written instrument indicating the consent of Members holding not less than the minimum number of Ordinary Common Units required to approve such an action at a meeting. Members entitled to vote but not executing the consent shall receive prompt written notice after holder(s) of the minimum number of Ordinary Common Units required to approve such action in accordance with this Section 8.6 have executed such consent.

8.7            Certain Matters Requiring Approval of Preferred Members. Notwithstanding anything contained in this Agreement to the contrary, in addition to any other rights of Preferred Members provided under the Act or this Agreement:

(a)             Without the approval of the Series A Preferred Members voting separately as a class so long as at least fifty percent (50%) of the Series A Preferred Units issued as of the Effective Date remain outstanding, the Company shall not:

                 (i)           Create any class or series of Units (or other Interests) of the Company that is senior to or pari passu with the Series A Preferred Units;

                 (ii)          Pay any distribution in respect of any Ordinary Common Units, Series B Preferred Units, or other Units (or other Interests) of the Company that are junior to the Series A Preferred Units at a time when there is any Unpaid Series A Preferred Return or when such payment would reasonably be expected to cause there to be any Unpaid Series A Preferred Return;

                 (iii)          Repurchase any Units (or other Interests) of the Company that are junior to the Series A Preferred Units;

                 (iv)          Increase or decrease the number of authorized Series A Preferred Units;

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                 (v)         Make any adverse change to the rights, preferences and privileges of the Series A Preferred Units;

                 (vi)       Take any other action materially and adversely affecting only, or disproportionately, the Preferred Units or the Series A Preferred Units; or

                 (vii)      Effect any redemption, repurchase, or other acquisition for value of any of the Company’s Units (or other Interests) other than from present or former employees, managers, directors, officers, consultants or independent contractors pursuant to the terms of any equity incentive plan or similar plan of the Company.

(b)            Without the approval of the Series B Preferred Members voting separately as a class so long as at least fifty percent (50%) of the Series B Preferred Units issued as of the Effective Date remain outstanding, the Company shall not:

                 (i)            Create any class or series of Units (or other Interests) (other than the Series A Preferred Units) of the Company that is senior to or pari passu with the Series B Preferred Units;

                 (ii)           Pay any distribution in respect of any Ordinary Common Units or other Units (or other Interests) of the Company that are junior to the Series B Preferred Units at a time when there is any Unpaid Series B Preferred Return or when such payment would reasonably be expected to cause there to be any Unpaid Series B Preferred Return;

                 (iii)          Repurchase any Units (or other Interests) of the Company that are junior to the Series B Preferred Units;

                 (iv)          Increase or decrease the number of authorized Series B Preferred Units;

                 (v)           Make any adverse change to the rights, preferences and privileges of the Series B Preferred Units;

                 (vi)         Take any other action materially and adversely affecting only, or disproportionately, the Preferred Units or the Series B Preferred Units; or

                 (vii)        Effect any redemption, repurchase, or other acquisition for value of any of the Company’s Units (or other Interests), other than from present or former employees, managers, directors, officers, consultants or independent contractors pursuant to the terms of any equity incentive plan or similar plan of the Company.

(c)             Without the approval of the Series A Preferred Members and the Series B Preferred Members voting together as a single class, the Company shall not:

                 (i)          effect, or enter into any agreement to effect, any Sale of the Company that does not include redemption of the Preferred Units or Payment to the Preferred Members, in each case in amounts equal to the entire Unreturned Amount and the entire Unpaid Preferred Return with respect to each Preferred Unit;

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                 (ii)         permit or allow any change in the individuals constituting a majority of the Common Managers (or, after the Board Rights Termination Date, a majority of all of the Managers) within any period of less than three (3) years;

                 (iii)          enter into any material new business other than the business of the Company and its Subsidiaries as of the Effective Date, or make any material change to the purpose or scope of the Company and its Subsidiaries;

                 (iv)          permit or allow the Company or any of its Subsidiaries to (A) file, or consent or acquiesce to, a petition for relief under any provisions of the United States Bankruptcy Code or applicable state law, as amended or superseded from time to time, (B) make a general assignment, arrangement or composition with or for the benefit of its creditors or (C) seek or become subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee custodian or other similar official for it or for all or substantially all its assets; or

                 (v)            permit or allow the Company or any of its Subsidiaries to liquidate, dissolve or wind up its affairs.

Article IX
Transfer of Interests

9.1            Restrictions on Transfers of Interests by Members.

(a)             Restrictions. No Common Member may Transfer, directly or indirectly, all or any portion of such Member’s Interests or any rights or obligations therein to any other Person without the prior written approval of the Board; provided, however, that notwithstanding the foregoing or anything contained herein to the contrary, the prior written consent of the Board shall not be required in connection with a Transfer of all or any portion a Member’s Interests (i) to an Affiliate of such Member (so long as such Transferee remains an Affiliate of such Member at all times following such Transfer), (ii) to a Family Member of such Member, (iii) to another Person by operation of law pursuant to the death or dissolution of such Member, (iv) to another Person pursuant to a bona fide corporate reorganization or merger of such Member, or (v) to another Member, in each case, so long as such Transfer complies with the provisions of this Article IX and such Transferee complies with the terms of this Agreement as a Member (any such Transfer in compliance with any of clauses (i) through (v) above, and any other Transfer which is approved by the prior written approval of the Board, an “Exempt Transfer”). No Common Member or Preferred Member may Transfer, directly or indirectly, all or any portion of such Member’s Interests or any rights or obligations therein to any Person if such Person or any Affiliate of such Person, directly or indirectly, competes in any material respect with any aspect of the business of the Company and its Subsidiaries.

(b)             Involuntary Transfers. An Involuntary Transfer shall not be prohibited by this Agreement if the Transferor exercises commercially reasonable efforts to avoid such Involuntary Transfer, the Member whose Units or Interests were the subject of such Involuntary Transfer as promptly as practical furnishes written notice to the Company of such event, including the name of the Transferee, and the Transferee complies with Section 9.4.

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9.2            Effect of Assignment. The Company shall, from the effective date of any permitted Transfer of an Interest (or part thereof) or any rights therein, thereafter pay all further distributions on account of the Interest (or part thereof) so Transferred to the assignee of such Interest (or part thereof).

9.3            Overriding Provisions.

(a)             Any Transfer in violation of this Article IX shall be null and void ab initio, and the provisions of Section 9.2 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article IX shall not become a Member, shall not be entitled to vote on any matters coming before the Members (if any) and shall not have any other rights in or with respect to any rights of a Member of the Company. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.

(b)             Notwithstanding anything contained herein to the contrary, in no event shall any Member Transfer any Interest (or part thereof) or any rights therein to the extent such Transfer would:

                 (i)           result in the violation of, or require any notification or other filing requirements by the Company or any Subsidiary under, the Securities Act, or any other applicable federal, state or foreign Laws;

                 (ii)          be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under any note, mortgage, loan agreement or similar instrument or document to which the Company or any Subsidiary is a party;

                 (iii)         result in or create a “prohibited transaction” or cause the Company or a Member to be or become a “party in interest”, as such terms are defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any successor Law (“ERISA”), or a “disqualified person”, as defined in Section 4975 of the Code, with respect to any “plan,” as defined in Section 3(14) of ERISA and/or Section 4975 of the Code; or result in or cause the Company or any Member to be liable for tax under Chapter 42 of the Code;

                 (iv)         be a Transfer to a Person who is not legally competent or who has not achieved his or her majority under applicable Law (excluding trusts for the benefit of minors);

                 (v)          cause the Company or any Member (other than the Transferee) to be subject to any excise tax pursuant to Chapter 42A of Subtitle D of the Code;

                 (vi)         cause the Company to be taxed as a corporation pursuant to Section 7704 of the Code; or

                 (vii)        result in the Company having more than one hundred (100) partners, within the meaning of Section 1.7704-1(h)(1) of the Regulations (determined pursuant to the rules of Section 1.7704-1(h)(3) of the Regulations).

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The Board may waive any of the conditions set forth in clauses (i) through (vii) above or otherwise require that the Member Transferring such Member’s Interest (or part thereof) or any rights therein deliver evidence in form and substance satisfactory to the Company, as determined by the Board, that such Transfer does not violate any of the provisions of clauses (i) through (vii) above.

(c)             In connection with any Transfer hereunder, the Member Transferring such Member’s Interest (or part thereof) or any rights therein shall provide such information as may be reasonably requested by the Board, including in connection with an election made or to be made by the Company pursuant to Section 754 of the Code.

(d)             Without limiting any other provision of this Agreement, each Member or holder of a Convertible Security (if any) that is an entity that was formed or otherwise exists for the principal purpose of directly or indirectly acquiring or holding Units or Convertible Securities or that has no substantial assets other than Units or Convertible Securities or direct or indirect interests in Units or Convertible Securities (which, for the avoidance of doubt, shall not include the Common Member), in each case, agrees that (i) certificates, if any, for shares of its common stock or other instruments reflecting equity interests in such entity (and the certificates for shares of common stock or other equity interests in any similar entities controlling such entity) will note the restrictions contained in this Agreement on the restrictions on Transfer of Units, Interests or Convertible Securities, as applicable, as if such common stock or other equity interests were Units, Interests or Convertible Securities, as applicable, (ii) no shares of such common stock or other equity interests may be issued or Transferred to any Person other than in accordance with the terms and provisions of this Agreement as if such common stock or other equity interests were Units, Interests or Convertible Securities, as applicable, and (iii) any issuance or Transfer of such common stock or other equity interests shall be deemed to be a Transfer hereunder of such number of Units, Interests or Convertible Securities, as applicable, as is determined by multiplying (x) the number of Units, Interests or Convertible Securities, as applicable, held by such Member by (y) the percentage of the outstanding equity interests of such Member represented by the common stock or other equity interests issued or Transferred.

9.4            Substitute Members. If a Member Transfers any Interest (or part thereof) or any rights therein in compliance with the other provisions of this Agreement, the Transfer shall become effective and the Transferee shall become a substitute Member with respect to such Transferred Interest (or part thereof) or any rights therein upon (and only upon) satisfaction of the following conditions: (a) execution of such instruments as the Board deems reasonably necessary or desirable to effect such Transferee becoming a substitute Member and compliance with the other applicable provisions of this Agreement with respect to such Transfer; and (b) acceptance and agreement in writing by the Transferee to be bound by all of the terms and provisions of this Agreement and assumption of obligations applicable under this Agreement to the transferred Interest by completing and executing a counterpart signature page hereto and an Instrument of Adherence in the form annexed hereto as Exhibit A and made a part hereof and delivering the same to the Company; provided, however, that such Transferee shall not be deemed to assume the obligations of the Transferor relating to the period prior to such Transfer if such obligations are agreed in writing between the Transferor and the Transferee to remain the obligations of the Transferor and the Company consents in writing to such allocation of obligations.

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9.5            Release of Liability. If a Member shall withdraw or Transfer all of its Interests in the Company in compliance with the provisions of this Agreement, without retaining any Interest, directly or indirectly, then the Transferring or withdrawing Member shall, to the full extent permitted by applicable Law, be relieved of any further liability arising hereunder for events occurring from and after the date of such withdrawal or Transfer (other than in connection with a breach of any provision of this Agreement by such Member) and, effective as of the date of such withdrawal or Transfer, shall cease to be a Member, except for any applicable obligation that it may have under Section 13.1 or Section 5.10(g) or which otherwise survives pursuant to Section 13.16.

9.6            Right of First Refusal with Respect to Preferred Units.

(a)             General. Subject to the limitations set forth in Section 9.3 and the last sentence of Section 9.1(a), if a Preferred Member (a “ROFR Selling Member”) desires to Transfer all or any portion of its Preferred Units, other than in connection with an Exempt Transfer, the Company shall first be provided with the opportunity to purchase the Preferred Units proposed to be Transferred on the terms set forth in this Section 9.6.

(b)            ROFR Notice. Not less than thirty (30) days prior to the date of the proposed Transfer of Preferred Units, the ROFR Selling Member shall deliver written notice (a “ROFR Notice”) to the Company, which ROFR Notice shall identify: (i) the ROFR Selling Member’s desire to Transfer Preferred Units; (ii) if the ROFR Selling Member has already identified a proposed purchaser, the identity of the Person (or Persons) to whom the ROFR Selling Member desires to Transfer such Preferred Units (the “ROFR Purchaser”); (iii) the number of Preferred Units proposed to be Transferred (the “ROFR Units”); (iv) the price at which the ROFR Selling Member desires to Transfer such ROFR Units (the “ROFR Price”); (v) a summary of the other material terms of the proposed Transfer; and (vi) the date on which the ROFR Selling Member reasonably expects to consummate the Transfer of the ROFR Units (which shall not be less than thirty (30) days after the date on which the ROFR Notice was delivered to the Company).

(c)             Rights of the Company. The Company, acting through the Board and subject to Section 8.7 (but without regard to the vote of the ROFR Selling Member), shall have the right to elect to purchase from the ROFR Selling Member all of the ROFR Units, upon the same terms and subject to the same conditions (including the ROFR Price) of the proposed Transfer, as set forth, in the ROFR Notice.

(d)            Election Notice. If the Company desires to exercise its rights under this Section 9.6 in connection with the proposed Transfer of ROFR Units set forth in the ROFR Notice, the Company must deliver written notice (an “Election Notice”), which notice shall be irrevocable once delivered, to the ROFR Selling Member no later than thirty (30) days following receipt of such ROFR Notice (the “Election Period”), which Election Notice shall specify whether the Company accepts the offer for all of the ROFR Units at the purchase price and on the other terms stated in the ROFR Notice. Failure of the Company to provide an Election Notice for all of the ROFR Units prior to the expiration of the Election Period shall be deemed to be a rejection by the Company of its rights under this Section 9.6. The offer made by the ROFR Selling Member under this Section 9.6 shall terminate upon the expiration of the Election Period (or sooner, if the Company has delivered the Election Notice prior to the expiration of the Election Period).

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(e)             Effect of Failure to Elect to Purchase ROFR Units. If after complying with the procedures set forth in this Section 9.6, the Company has not elected to purchase all of the ROFR Units set forth in the ROFR Notice, then, the ROFR Selling Member shall not be under any obligation to Transfer any of the ROFR Units to the Company and the ROFR Selling Member may Transfer all or any portion of the ROFR Units set forth in the ROFR Notice to one or more third party purchasers (including the ROFR Purchaser set forth in the ROFR Notice) at a price not less than the price, and on other terms not more favorable to the ROFR Purchaser than the terms, stated in the ROFR Notice at any time within one hundred eighty (180) days after the date the ROFR Notice was delivered (the “Transfer Period”).

(f)             Obligations of ROFR Selling Member in Connection with Transfers to Third Parties. If the ROFR Selling Member Transfers all or any portion of its ROFR Units to one or more third party purchasers during the Transfer Period, the ROFR Selling Member shall promptly notify the Company, as to (i) the number of ROFR Units, if any, that the ROFR Selling Member then owns, (ii) the number of ROFR Units that the ROFR Selling Member has Transferred, (iii) the terms of such Transfer, and (iv) the name of the one or more third party purchaser(s) to whom the ROFR Units were Transferred. If all of ROFR Units included in the ROFR Notice are not so Transferred by the ROFR Selling Member during the Transfer Period consistent with this Section 9.6 and after compliance with Section 9.6, if applicable, the right of the ROFR Selling Member to Transfer the ROFR Units not so Transferred shall expire and the obligations of this Section 9.6 shall again be reinstated; provided, however, if the ROFR Selling Member determines, at any time during the Transfer Period, that the Transfer of all of the ROFR Units on the terms set forth in the ROFR Notice is impractical, the ROFR Selling Member may terminate the offer and reinstate the procedure provided in this Section 9.6 without waiting for the expiration of the Transfer Period.

(g)            Consummation of Purchase of ROFR Units. All Transfers of ROFR Units to the Company subject to any Election Notice shall be consummated within five (5) days of the date of delivery of the Election Notice at the offices of the Company or at such time and/or place as the parties to such Transfer may otherwise agree.

Article X
Dissolution, Liquidation, and Termination of the Company

10.1         Events of Dissolution.

(a)             The Company shall be dissolved and its affairs wound up upon the earlier to occur of the following: (i) the election by the Board, subject to Section 8.7, to dissolve the Company and wind up its affairs; and (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act requiring such dissolution and winding up pursuant to applicable Law. The bankruptcy, death, dissolution, expulsion, incapacity or withdrawal of any Member, or the occurrence of any other event that terminates the continued membership of any Member in the Company, shall not cause a dissolution of the Company.

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10.2         Procedure for Winding Up and Dissolution; Distributions. If the Company is dissolved, the Board shall direct the winding up of the Company’s affairs. On winding up of the Company, the Company Property shall be distributed in the following order of priority: (a) first, to pay the costs and expenses of the winding up, liquidation and termination of the Company; (b) second, to creditors of the Company, including Members who are creditors in their capacity as such, to the extent otherwise permitted by applicable Law, in satisfaction of the liabilities of the Company; (c) third, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company (including to purchase customary “tail” coverage on customary terms for any directors’ (or managers’) and officers’ and/or errors and omissions insurance coverage maintained by the Company as of immediately prior to such dissolution); (d) fourth, to the Series A Preferred Members in proportion to their respective Unreturned Amounts as of such date, until the Unreturned Amount with respect to each Series A Preferred Unit is Zero Dollars ($0); (e) fifth, to the Series B Preferred Members in proportion to their respective Unreturned Amounts as of such date, until the Unreturned Amount with respect to each Series B Preferred Unit is Zero Dollars ($0); and (f) sixth, the balance to the Members in accordance with the provisions of Section 5.10(c).

10.3         Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of Law to the contrary, to the extent that there exists a deficit in the Capital Account of any Member, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero.

10.4         Claims of Members. Each Member shall look solely to the Company Property for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member.

10.5         Termination. The Company shall terminate when all Company Property has been sold and/or distributed and all affairs of the Company have been wound up. The Board shall execute and file or cause to be executed and filed any certificate or other document which may be appropriate to indicate such termination.

10.6         Filing of Certificate of Cancellation. If the Company is dissolved, an officer appointed by the Board to act as Attorney-in-Fact shall promptly file a certificate of cancellation as provided in Section 18-203 of the Act with the Secretary of State. If there is no such officer, then a certificate of cancellation shall be filed by any Manager; if there is no Manager remaining, the certificate of cancellation shall be filed by the last Person to be a Member; if there is no such officer, remaining Manager or Person who last was a Member and is willing to sign, a certificate of cancellation shall be filed by the legal successor or personal representative of the Person who last was a Member.

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Article XI
Books, Records, Accounting, Information Rights AND
Tax Elections

11.1         Bank Accounts. (i) All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name, and (ii) the Board shall delegate to an officer or officers of the Company the authority to determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts and the Persons who will have authority with respect to the accounts and the funds therein.

11.2         Books and Records and Financial Statements.

(a)             An officer of the Company shall keep or cause to be kept separate, complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the Company’s business. The records shall include: (i) true and correct information regarding the state of the business and financial condition of the Company and in compliance with past custom and practice, (ii) a copy of the Certificate of Formation and this Agreement and all amendments to the Certificates of Formation and this Agreement, (iii) a current list of the names and last known business, residence or mailing addresses of all Members, (iv) minutes of the meetings of the Board and of the Members, and actions taken in writing by the Board, if any, and (v) the Company’s federal, state and local tax returns.

(b)            The Company’s books and records shall be maintained in accordance with, and for such length of time as is required by, applicable local, state and federal tax Laws.

(c)             The Company’s books and records shall be available at the Company’s principal office for examination by any Member, or any Member’s duly authorized representative, for purposes reasonably related to such Member’s Interest in the Company, at all reasonable times during normal business hours. If so required by the Company, each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member’s inspection and copying of the Company’s books and records.

11.3         Financial Reports. Each Member shall be entitled to receive the following information from the Company:

(a)             Within forty-five (45) days after the end of each quarterly accounting period, an unaudited consolidated balance sheet as of the end of such quarterly accounting period and an unaudited related consolidated income statement, consolidated statement of Members’ equity, and consolidated statement of cash flows for such quarterly accounting period including any footnotes thereto (if any) prepared in accordance with GAAP, consistently applied, together with comparable year-to-date figures;

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(b)            Within ninety (90) days after the end of each Fiscal Year (or such longer period of time as is approved by the Board) an unaudited consolidated balance sheet as of the end of such Fiscal Year and the related consolidated income statement, consolidated statement of Members’ equity, and consolidated statement of cash flows including all footnotes thereto for such Fiscal Year prepared in accordance with GAAP, consistently applied, and within one hundred twenty days (120) days after the end of the Fiscal Year an audited consolidated balance sheet as of the end of such Fiscal Year and the related consolidated income statement, consolidated statement of Members’ equity, and consolidated statement of cash flows including all footnotes thereto for such Fiscal Year prepared in accordance with GAAP, consistently applied, a signed audit letter from the Company’s auditors (who shall be approved by the Board), and the auditor’s letter to management ; provided, however, that the information described in this Section 11.3(b) and Section 11.3(a) above need not be delivered by the Company as long as (i) the Initial Common Member remains a public company subject to the periodic reporting requirements of the Exchange Act, and (ii) information regarding the Company which is substantially equivalent in all material respects to that described in this Section 11.3(b) and Section 11.3(a) above is fairly reflected in financial statements and other information timely filed by the Initial Common Member with the Securities and Exchange Commission pursuant to the Exchange Act.

(c)             Such other financial, accounting or other information relating to the Company and its Subsidiaries or their respective operations as any Member may reasonably request (taking into account the information otherwise available to such Member) from time to time for purposes reasonably related to such Member’s Interest in the Company.

11.3         Annual Accounting Period; Accounting Method. The annual accounting period of the Company shall be the Fiscal Year. The Company’s taxable year shall be the Fiscal Year.

11.4         Tax Matters.

(a)             The Members intend for the Company to be treated as a partnership for U.S. federal and applicable state and local income tax purposes and, except as otherwise expressly contemplated in this Agreement, agree not to take any action or position, or to make any election, for U.S. federal, state or local income tax purposes, in a tax return or otherwise, inconsistent with the classification of the Company as a partnership for such purposes.

(b)            Subject to Section 11.5(a) above, the Board shall have the authority to make any and all tax elections for federal, state and local tax purposes.

(c)             A Member designated by the Board shall act as the “tax matters partner” of the Company under the Code (the “Tax Matters Person”) and in any similar capacity under state or local Law. The Tax Matters Person shall have the power and authority to perform in such capacity those duties as may be required to be performed by a “tax matters partner” under the Code.

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(d)            The Company shall prepare or cause to be prepared all federal, state and local income and other tax returns that the Company is required to file. Within seventy-five (75) days after the end of each calendar year or as promptly thereafter as practicable, the Company shall send or deliver to each Person who was a Member at any time during such year such tax information (including Schedule K-1s) as shall be reasonably necessary for the preparation by such Person of such Person’s federal and state income tax returns.

(e)             If the Company becomes the subject of any audit, assessment or other examination relating to taxes by any tax authority or any judicial or administrative proceedings relating to taxes (a “Tax Audit”), the Company shall reimburse the Members for reasonable out-of-pocket fees and expenses incurred to the extent their participation is requested by the Board in connection with such Tax Audit.

Article XII
Amendments

12.1         Approval of Amendments. Except as otherwise provided in this Agreement or as otherwise required by non-waivable provisions of Law and subject to approval of the Preferred Members as required by Section 8.7, if applicable, any amendment to this Agreement and the Schedules hereto may be made only by the Board (other than to amend Schedule A to reflect changes in Interests or Capital Accounts in accordance with this Agreement, which shall not constitute amendments hereunder for this purpose); provided, however, that notwithstanding the foregoing, any amendment which would materially and adversely affect the rights or duties of a Member on a disproportionate basis (as in relation to other Members holding the same type or class of Units) (with due regard for the varying rights of the Members and Units) shall require the consent of such Member; provided further that notwithstanding any provision of this Agreement to the contrary, neither (i) the sale, issuance, redemption or Transfer of Interests in the Company (whether senior or pari passu with existing Interests) that is made in accordance with this Agreement, together with other actions taken in furtherance thereof, including amendments to this Agreement approved by the Board, nor (ii) any other amendment made in conformity with the other provisions of this Agreement (as expressly permitted hereunder), shall be deemed to have such an adverse effect but any such amendment shall remain subject to Section 8.7, if applicable.

12.2         Amendment of Certificate of Formation. If this Agreement shall be amended pursuant to this Article XII, an officer approved by the Board shall, to the extent necessary, cause the Certificate of Formation to be amended to reflect such change.

Article XIII
General Provisions

13.1         Confidential Information.

(a)             Except as otherwise necessary or advisable in the performance of his or her duties as an officer, director, employee or consultant of the Company or any Affiliate thereof, each Member agrees (and shall cause its Affiliates to) (each of the foregoing, in such capacity, the “Disclosing Person”) to:

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(i)              hold in the strictest confidence and shall neither use in any manner detrimental to the business of the Company and its Affiliates or any Member or its Affiliates, or disclose, publish or divulge, directly or indirectly, to any Person, any Confidential Information regarding the Company or any of its Affiliates or any Member (each a “Protected Person”);

(ii)            use such Confidential Information only in relation to the Company and Subsidiaries and only for its valid business purposes; or

(iii)          take such other protective measures as may be or become reasonably necessary to preserve the confidentiality of such Confidential Information.

Notwithstanding the foregoing, each Member shall be permitted to disclose Confidential Information of the Company or any of its Affiliates to such Person’s Representatives so long as such Representative has a “need to know” such Confidential Information for a valid business purpose and been advised of the confidential and proprietary nature of such Confidential Information and has agreed to comply with the provisions of this Section 13.1 applicable to such Confidential Information; provided that, the party disclosing any such Confidential Information to its Representatives shall be liable for any breach of this Section 13.1 by any such Representative. For purposes of this Agreement, the term “Representatives” means, with respect to a Member, such Person’s officers, directors, employees, shareholders, partners, members, affiliates, accountants, attorneys, consultants, co-investors, investors, potential partners, financing sources, bankers, advisors and other agents or representatives.

(b)            For the purpose of this Agreement, the term “Confidential Information” shall include, with respect to each Protected Person, all data, information, reports, interpretations, forecasts and records, financial or otherwise, including Company Property and information related to the financial performance and results of the business of the Company and its Subsidiaries which is not available to the general public and this Agreement, the terms hereof and all agreements and documents related hereto. The term “Confidential Information” does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by any Disclosing Person; (ii) was or becomes available to a Disclosing Person on a non-confidential basis from a source other than the Protected Person; provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such Protected Person with respect to such information; (iii) is developed independently by the Disclosing Party without the use of any Confidential Information (other than in such Person’s capacity as an officer, Director, employee or consultant of the Company or its Affiliates); (iv) is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by any Law, rule or regulation, or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, after notice of such requirement has been given to the Protected Person, and the Protected Person has had a reasonable opportunity to oppose such disclosure; or (v) is disclosed with the written approval of (A) the Board with respect to Confidential Information related to the Company or its Affiliates, including this Agreement, the terms hereof and all agreements and documents related hereto or (B) the Protected Person if other than the Company or its Affiliates.

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13.2         Further Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Board reasonably deems appropriate to comply with the requirements of applicable Law for the formation and operation of the Company, to comply with any applicable Laws relating to the acquisition, operation or holding of the Company Property or in furtherance of this Agreement, including (a) any documents that the Board deems necessary or appropriate to continue the Company as a limited liability company in all jurisdictions in which the Company or any Subsidiary conducts or plans to conduct business and (b) all such agreements, certificates, tax statements and other documents as may be required to be filed in respect of the Company.

13.3         Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested or sent by recognized overnight delivery service, confirmed electronic mail (e-mail) or by confirmed facsimile transmittal. A notice must be addressed: (a) if to a Member, to such Member’s last known address as set forth on Schedule A attached hereto or at such other address as such Member may designate from time to time by written notice to the Company; and (b) if to the Company, to the attention of the Chief Executive Officer of the Company at the Company’s address specified in Section 2.5(a) with a copy to the Board. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

13.4         Specific Performance. The parties hereto recognize that irreparable injury may result from a breach of any provision of this Agreement and that money damages may be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party which may be injured (in addition to any other remedies which may be available to that party) shall be entitled to seek one or more preliminary or permanent orders (a) restraining and enjoining any act which would constitute a breach or (b) compelling the performance of any obligation which, if not performed, would constitute a breach, all without the need to post a bond and in an expedited hearing.

13.5         Complete Agreement. This Agreement, together with the Schedules and Exhibits hereto, each employment agreement and restrictive covenant agreement or agreements containing restrictive covenants referenced herein, the Invisa Contribution Agreement, and the UEP Contribution Agreement, and each other document, instrument and agreement executed in connection herewith or therewith, constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements or arrangements (written and oral), between or among the parties relating to the subject matter hereof and thereof.

13.6         Governing Law; Venue; Waiver of Jury Trial.

(a)             The parties hereby agree that all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement, together with any dispute arising hereunder, shall be governed by the internal Laws of the State of Delaware without giving effect to any choice of Law or conflict of Law provision or rule, notwithstanding that public policy in Delaware or any other forum jurisdiction might indicate that the Laws of that or any other jurisdiction should otherwise apply based on contacts with such state or otherwise.

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(b)            Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought exclusively in the courts of the State of Delaware or any federal court of the District of Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address provided in accordance with Section 13.3, such service to become effective ten (10) days after such mailing.

(c)             EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 13.6(C).

13.7         Set-off Rights. Notwithstanding any provision of this Agreement to the contrary, if it has been determined by a court of competent jurisdiction, an independent arbitral tribunal or agreement between Obligor and Obligee (a “Final Determination”) that any Member or its Affiliates (for purposes of this Section 13.7, an “Obligor”) owes amounts: (a) to the Company or (b) solely with respect to the Company or its business, any other Member or the Company’s or any Member’s Affiliates (each, an “Obligee”), including pursuant to or in connection with any other documents, agreement or arrangement pursuant to which an Obligor or any of its Affiliates and an Obligee or any of its Affiliates are parties, including any employment agreement or award agreement, or the Invisa Contribution Agreement or the UEP Contribution Agreement (any such amounts, the “Unpaid Indemnity Amount”), in addition to any other rights or remedies available to the Obligee at Law or in equity or otherwise under any other documents, agreement or arrangement pursuant to which an Obligor or any of its Affiliates and an Obligee or any of its Affiliates are parties, such Obligee shall have the right to, or to cause the Company to, set off any Unpaid Indemnity Amount against and deduct from any distributions or payments otherwise required to be made to such Obligor or any of its Affiliates pursuant to Section 5.10(c) or (f) or the Invisa Contribution Agreement or the UEP Contribution Agreement or any such employment agreement or award agreement, and such distributions or payments shall (i) be remitted to the Obligee until such time as the entire amount of such Unpaid Indemnity Amount has been recovered by the Obligee and (ii) be treated for all purposes of this Agreement as a distribution or payment to the applicable Obligor or any of its applicable Affiliates. The foregoing notwithstanding, nothing in this Agreement (x) shall relieve or affect the obligation of any Obligor or any of its Affiliates to make payments to the Obligee or any of its Affiliates under and in accordance with this Agreement or any other documents, agreement or arrangement pursuant to which an Obligor or any of its Affiliates and an Obligee or any of its Affiliates are parties and (y) shall permit the Obligee or the Company during the pendency of any dispute that could result in a Final Determination of any Unpaid Indemnity Amount, to set aside any amounts otherwise distributable or payable to the Obligor or any of its Affiliates until there is a Final Determination that all or any portion of the Unpaid Indemnity Amount is required to be paid by such Obligor or any of its Affiliates.

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13.8         Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective personal and legal representatives, heirs, executors, successors and permitted assigns. No party may Transfer any right or obligation under this Agreement except as expressly permitted by this Agreement.

13.9         Construction. Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. Any reference to the Act, Code or other statutes, Laws, or regulations (including the Regulations), forms or schedules shall include any amendments, modifications, or replacements thereof. Whenever used herein, “or” shall include both the conjunctive and disjunctive, “any” shall mean “one or more,” and “including” shall mean “including without limitation.” Unless the context indicates otherwise, “member” or “members” and “limited liability company” or “limited liability companies” shall be substituted in and for references to “partner” or “partners” and “partnership” or “partnerships,” respectively, in the Code, Regulations and any pronouncements by the Internal Revenue Service. Words such as “herein,” “hereby,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context indicates otherwise. All headings in this Agreement are for convenience of reference only and are not intended to define or limit the scope or intent of this Agreement. All exhibits and schedules referred to herein, and as the same may be amended from time to time, are by this reference made a part hereof as though fully set forth herein.

13.10     Severability. It is expressly understood and agreed that although the parties hereto consider the restrictions contained in this Agreement to be reasonable and necessary for the purpose of, among other things, preserving the goodwill, proprietary rights and going concern value of the Company, if any provision of this Agreement or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the full extent permitted by Law. If a duly-appointed arbitrator or court of competent jurisdiction declares or finds that any term or provision hereof is invalid or unenforceable, the parties hereto agree that such arbitrator or court shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

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13.11     Counterparts. This Agreement and any amendments hereto may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document.

13.12     No Third Party Beneficiaries. This Agreement is made solely and specifically among and for the benefit of the parties to this Agreement, and their respective successors and permitted assigns, and no other Person, unless express provision is made herein to the contrary, shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

13.13     Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of Laws relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

13.14     Waiver of Partition. No Member or any successor-in-interest to any Member shall have the right while this Agreement remains in effect to have any Company Property partitioned, and each Member, on behalf of itself, its successors, representatives, heirs and assigns, hereby waives any such right. It is the intention of the Members that during the term of this Agreement the rights of the Members and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the rights of any Member or successor-in-interest to Transfer of any interest in the Company shall be subject to the limitations and restrictions of this Agreement.

13.15     Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by Law or otherwise.

13.16     Survival. The provisions of Sections 4.5(c), 4.6, 4.7, 5.9(c), 5.10(d), 5.10(g), 6.1, 6.2, 7.11, 8.2, 8.3, 8.4, 9.5, 11.5, and Article X and Article XIII (collectively, the “Survival Provisions”) shall survive termination of this Agreement. With respect to any Person subject to obligations under this Agreement, the Survival Provisions and all obligations in respect of a breach by such Person of this Agreement shall survive such Person ceasing to have rights and privileges of a Member under this Agreement or to be an officer, director, employee or consultant of the Company or any of its Affiliates.

Remainder of page intentionally left blank. Signature pages follow.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date set forth hereinabove.

THE COMPANY:

UEP HOLDINGS, LLC

Invisa, Inc.

By: /s/ Edmund King
Name: Edmund King
Title: Member

COMMON MEMBER:

INVISA, INC.

By: /s/ Edmund King
Name: Edmund King
Title: CEO

A-1

PREFERRED MEMBERS:

By: /s/ Howard R. Curd
Name: Howard R. Curd

By: /s/ Howard F. Curd
Name: Howard F. Curd

By: /s/ George Sanchez
Name: George Sanchez

By: /s/ Mark Kunz
Name: Mark Kunz

By: /s/ Ted Torres
Name: Ted Torres

A-2